Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed balance sheet as of March 31, 2015 is presented as if the acquisition of Xpliant, Inc. (“Xpliant”) had occurred on March 31, 2015. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2014 and for the three months ended March 31, 2015 are presented as if the acquisition of Xpliant had occurred on January 1, 2014.

The following unaudited pro forma condensed combined financial statements as of March 31, 2015 and for the year ended December 31, 2014 and for the three months ended March 31, 2015 are based on the historical financial statements of Cavium, Inc. (“the Company”) and Xpliant as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States of America. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments are preliminary and may change as additional information becomes available and have been prepared to illustrate the estimated effect of the acquisition. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined companies may incur as such adjustments would be forward-looking. The unaudited pro forma combined condensed statements of operations do not reflect nonrecurring charges resulting from the acquisition.

The unaudited pro forma condensed combined financial statements are prepared by management for informational purposes in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as at the dates presented, and should not be taken as representative of future consolidated operating results of the Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses that maybe incurred, with respect to the combined companies.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with (i) the audited financial statements and notes thereto of the Company in its Annual Report on Form 10-K as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 filed with the Securities and Exchange Commission (“SEC”) on March 2, 2015, (ii) the unaudited financial statements and notes thereto of the Company in its Form 10-Q as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 filed with the SEC on May 4, 2015 (iii) the audited financial statements and notes thereto of Xpliant as of and for the years ended December 31, 2014 and 2013 included in Exhibit 99.1 to this current report on Form 8-K and (iv) the unaudited financial statements and notes thereto of Xpliant as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 included in Exhibit 99.2 to this current report on Form 8-K.

CAVIUM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF MARCH 31, 2015

(in thousands)

	Historical Cavium - Including Xpliant as Reported in Form 10-Q	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$121,025	$(1,089	)(a)	$119,936
Accounts receivable, net of allowances	56,817	—		56,817
Inventories	52,312	—		52,312
Prepaid expenses and other current assets	8,944	—		8,944

Total current assets	239,098	(1,089)		238,009
Property and equipment, net	58,828	—		58,828
Intangible assets, net	37,532	—		37,532
Goodwill	71,478	—		71,478
Other assets	1,935	—		1,935

Total assets	$408,871	$(1,089)		$407,782

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$25,100	$—		$25,100
Other accrued expenses and other current liabilities	15,945	160	(b)	16,105
Deferred revenue	6,047	—		6,047
Capital lease and technology license obligations	16,324	—		16,324

Total current liabilities	63,416	160		63,576
Capital lease and technology license obligations, net of current portion	20,788	—		20,788
Deferred tax liability	2,997	—		2,997
Other non-current liabilities	2,819	—		2,819

Total liabilities	90,020	160		90,180

Stockholders’ Equity
Common stock	55	—		55
Additional paid-in capital	505,039	(1,089	)(a)	503,950
Accumulated deficit	(186,243)	(160	)(b)	(186,403)

Total stockholders’ equity	318,851	(1,249)		317,602

Total liabilities and stockholders’ equity	$408,871	$(1,089)		$407,782

CAVIUM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share data)

	Historical Cavium - Including Xpliant as Reported in Form 10-K	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$372,978	$—		$372,978
Cost of revenue	138,359	—		138,359

Gross profit	234,619	—		234,619
Operating expenses:
Research and development	171,690	—		171,690
Sales, general and administrative	70,404	160	(b)	70,564

Total operating expenses	242,094	160		242,254

Loss from operations	(7,475)	(160)		(7,635)

Other expense, net:
Interest expense	(1,472)	517	(d)	(955)
Change in estimated fair value of notes payable and other	(14,888)	14,888	(e)	—
Other, net	(347)	—		(347)

Total other expense, net	(16,707)	15,405		(1,302)

Loss before income taxes	(24,182)	15,245		(8,937)
Provision for income taxes	1,633	—		1,633

Net loss	(25,815)	15,245		(10,570)
Net loss attributable to non-controlling interest	(10,520)	10,520	(c)	—

Net loss attributable to the Company	$(15,295)	$4,725		$(10,570)

Net loss per common share, basic and diluted	$(0.29)			$(0.20)
Weighted average shares used in computing basic and diluted net loss per common share	53,451			53,451

CAVIUM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(in thousands, except per share data)

	Historical Cavium - Including Xpliant as Reported in Form 10-Q	Pro Forma Adjustments	Pro Forma Combined
Net revenue	$101,778	$—	$101,778
Cost of revenue	35,799	—	35,799

Gross profit	65,979	—	65,979
Operating expenses:
Research and development	58,422	—	58,422
Sales, general and administrative	20,671	—	20,671

Total operating expenses	79,093	—	79,093

Loss from operations	(13,114)	—	(13,114)

Other expense, net:
Interest expense	(410)	—	(410)
Other, net	(66)	—	(66)

Total other expense, net	(476)	—	(476)

Loss before income taxes	(13,590)	—	(13,590)
Provision for income taxes	301	—	301

Net loss	$(13,891)	$—	$(13,891)

Net loss per common share, basic and diluted	$(0.25)		$(0.25)
Weighted average shares used in computing basic and diluted net loss per common share	54,882	—	54,882

CAVIUM, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined condensed balance sheet as of March 31, 2015 was based on the historical financial statements of the Company and Xpliant after giving effect the acquisition adjustments resulting from the acquisition of Xpliant. The unaudited pro forma combined balance sheet as of March 31, 2015 was presented as if the acquisition of Xpliant had occurred on March 31, 2015.

The unaudited pro forma combined statements of operations for the year ended December 31, 2014 and for the three months ended March 31, 2015 are based on the historical financial statements of the Company and Xpliant for the periods then ended after giving effect to the acquisition adjustments resulting from the acquisition of Xpliant. The unaudited pro forma combined statements of operations are presented as if the acquisition of Xpliant had occurred on January 1, 2014.

2.	XPLIANT ACQUISITION

Between May 2012 and March 2015, the Company entered into several note purchase agreements and promissory notes with Xpliant to provide cash advances. Xpliant is a Delaware incorporated and privately held company, engaged in the design and development of next generation software defined network switch chips. Prior to the first closing of the Agreement and Plan of Merger and Reorganization between the Company, Cavium Semiconductor Corporation, Cavium Networks LLC, Xpliant, the parties identified as “Designated Stockholders” in Exhibit A to the Merger Agreement solely for Sections 1.5, 3, and 10 of the Merger Agreement and Guy Hutchison as securityholders’ agent solely for Section 10 of the Merger Agreement, as amended on October 8, 2014 and March 31, 2015 (“the Merger Agreement”) as discussed in detail below, the Company concluded that Xpliant was a variable interest entity as the Company was its primary beneficiary due to the Company’s involvement with Xpliant and the Company’s purchase option to acquire Xpliant. As such, the Company has included the accounts of Xpliant in the consolidated financial statements.

As of March 31, 2015, the Company had made cash advances of $85.8 million, consisting of $10.0 million under nine convertible notes receivable which, as amended, matured on August 31, 2014 and $75.8 million under several promissory notes which mature between April 2015 and March 2016. The outstanding convertible notes and promissory notes bear an annual interest rate of 6%.

In addition to the funding received by Xpliant from the Company, between May 2012 and January 2014, certain third party investors (“non-controlling interest”) made cash advances of $13.0 million under several convertible notes receivable which, as amended, matured on August 31, 2014 and $2.9 million under a convertible security. All of the convertible notes bore interest at a rate of 6%, payable at maturity. Two of the convertible notes held by a third party investor with a principal amount of $1.0 million matured and were paid by Xpliant in December 2013. Pursuant to the convertible notes, in the event Xpliant closes a corporate transaction, as defined in the convertible notes, the holders of the convertible notes were entitled to receive two times the outstanding principal plus any unpaid accrued interest. The convertible security had the same features as the convertible notes, with the exception of the requirement for repayment, interest and maturity. For accounting purposes, the Company determined that the convertible security had derivative features and determined that the fair value of the derivative features of the convertible security at the issuance date was approximately the same as the principal amount. All of the convertible notes and the derivative feature of convertible security were classified as Level 3 liability and were all remeasured and presented at fair value in the consolidated financial statements at each reporting period. Pursuant to the option to acquire Xpliant, in June 2014, the Company provided notice to Xpliant of its decision to exercise the purchase option. As such, the convertible notes and derivative features of convertible security were valued to two times its principal amount at its maturity date. Pursuant to the Merger Agreement between the Company and Xpliant as discussed in detail below, in October 2014, a portion of the cash advances made by the Company to Xpliant were used to settle all outstanding convertible notes, related accrued interest and convertible security held by non-controlling interest.

On July 30, 2014, the Company entered into the Merger Agreement, which was amended on October 8, 2014 and March 31, 2015 with Xpliant. Under the terms of the Merger Agreement, as amended, the Company paid approximately $3.6 million in total cash consideration in exchange for all outstanding securities held by Xpliant’s stockholders. Pursuant to the Merger Agreement, as amended, a first closing occurred on March 31, 2015 with the Company paying $2.5 million to Xpliant’s stockholders with respect to approximately 70% of the Xpliant stock outstanding and a second and final closing occurred on April 29, 2015 with the Company paying $1.1 million to Xpliant’s stockholders with respect to the then remaining approximately 30% of the Xpliant stock outstanding. Based on the substance of the transaction, the Company recorded the payments of cash consideration to Xpliant stockholders as a decrease to the Company’s additional paid-in capital within stockholders’ equity.

Pursuant to the Merger Agreement and in connection with the transaction contemplated by the Merger Agreement, in October 2014, a portion of the cash advances made by the Company to Xpliant were used to settle all outstanding convertible notes, related accrued interest and the convertible security held by non-controlling interest of $30.8 million. Additionally, $1.7 million was used to make cash payments to the employees of Xpliant. Further, per the Merger Agreement, in October 2014, the Company issued RSU’s of approximately 193,000 shares with a fair value of $8.7 million based on the Company’s closing stock price at the grant date to the employees of Xpliant.

(3)	PRO FORMA ADJUSTMENTS

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

(a)	To record the settlement in cash amounting to the equity shareholders of Xpliant of $1.1 million pursuant to the Merger Agreement.

(b)	To record the estimated third party transaction costs to be incurred by the Company of approximately $0.2 million.

(c)	To eliminate the non-controlling interest.

(d)	To eliminate the interest expense on the outstanding convertible notes held by the non-controlling interest.

(e)	To eliminate the loss related to the change in the fair value of the convertible notes and convertible security held by the non-controlling interest of $14.9 million during the year ended December 31, 2014.